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                                                                      Exhibit 12

                               H.B. FULLER COMPANY
             Computations of Ratios of Earnings to Fixed Charges and
        Ratios of Earnings to Fixed Charges and Preferred Stock Dividends

                             (Thousands of Dollars)

                                                                         Fiscal Year
                                                --------------------------------------------------------------
                                                   2003         2002         2001         2000         1999
                                                --------------------------------------------------------------
Ratio of Earnings to Fixed Charges:
Earnings:
Income before income taxes, minority
 interests, equity investments and
 accounting change                              $   50,808   $   40,312   $   61,302   $   74,770   $   72,398
Add:
Interest expense                                    15,500       18,389       22,379       24,918       27,907
Interest portion of rental expense                   1,412        1,702        1,326        1,252        1,096
Distributed earnings of 20-50% owned
 companies                                             469           --        1,240          734           --
                                                --------------------------------------------------------------
Total Earnings Available for Fixed Charges      $   68,189   $   60,403   $   86,247   $  101,674   $  101,401
                                                ==============================================================
Fixed charges:
Interest on debt                                $   14,683   $   17,559   $   21,678   $   24,296   $   27,264
Interest portion of rental expense                   1,412        1,702        1,326        1,252        1,096
                                                --------------------------------------------------------------
Total fixed charges                             $   16,095   $   19,261   $   23,004   $   25,548   $   28,360
                                                ==============================================================
Ratio of earnings to fixed charges                     4.2          3.1          3.7          4.0          3.6

Ratio of Earnings to Fixed Charges and
 Preferred Stock Dividends:
Total fixed charges, as above                   $   16,095   $   19,261   $   23,004   $   25,548   $   28,360
Dividends on preferred stock
 (pre-tax basis)                                        --           11           23           24           25
                                                --------------------------------------------------------------
Total fixed charges and preferred
 stock dividends                                $   16,095   $   19,272   $   23,027   $   25,572   $   28,385
                                                ==============================================================
Earnings available for fixed charges and
  preferred stock dividends                     $   68,189   $   60,403   $   86,247   $  101,674   $  101,401
                                                ==============================================================
Ratio of earnings to fixed charges and
 preferred stock dividends                             4.2          3.1          3.7          4.0          3.6